FARM LAND PURCHASE AGREEMENT

STEVVA LTD ΜΟΝΟΠΡΟΣΩΠΗ ΙΚΕ, Giannitsa, Greece – ΑΦΜ 800867003 ("Buyer") agrees to buy, and Ilias Kerasidis, Giannitsa, Greece___________________ ("Seller") agrees to sell, the real and personal property described below (the "Property"):

1. **Description.** The Property is described as follows:

Street Address: Lot 115 and Lot 17 in the Saak Pentaplatanou (14.000 sq m and 9.928 sq m respectively)
Legal Description: Lot 115 and Lot 17 in the Saak Pentaplatanou_________________________
____

2. **Purchase Price.** The purchase price is € 43.200, which shall be paid in cash or cash equivalent at the closing. The earnest money described below shall be a credit against the purchase price.

3. **Closing Agent.** The closing agent shall be Real Estate Center Building and Land S. Kamtsi N. Koutali Oe____. The closing agent shall disburse the earnest money at the closing and perform any other duties agreed in writing among Buyer, Seller, and the closing agent. The closing agent shall not be liable, except for gross negligence or intentional misconduct, for any matter related to the performance of duties in connection with this Agreement.

4. **Earnest Money.** Buyer has paid to the closing agent a deposit of € 0_____________ toward the purchase price. If this earnest money has been paid by a check that is not honored by the bank upon which it is drawn, Buyer shall have 48 hours after written notice from the closing agent to deliver good funds to the closing agent. If Buyer does not do so, Seller shall have the right to terminate this Agreement upon written notice to Buyer.

5. **Closing.** This transaction shall be closed on August 11, 2017____________ at 4_ p.m. at the office of the closing agent. Any extension of this date and time must be agreed in writing by Buyer and Seller. Real estate taxes, rents, dues, fees, and expenses relating to the Property for the year in which the sale is closed shall be prorated as of the date of closing. Taxes for prior years shall be paid by Seller.

6. **Closing Costs.** Seller shall pay all existing loans affecting the Property; the cost of a title search or abstract and any owner's title policy; the fees of Seller's attorney; and the fee for preparation of the deed. Buyer shall pay all transfer taxes and recording fees on the deed and any deed of trust; the fees of Buyer's attorney; and the costs of obtaining and closing a loan.

Theodore Kerasidis   Ilias kerasidis

7. **Title Insurance**. [*Select one.*]

☒ Title insurance is not required.

☐ An owner's title insurance policy in the amount of the purchase price shall be provided by the Seller. The title insurance company shall be ______________________________. The agent is ____.

8. **Financial Contingency.** [*Select one.*]

⃠ This Agreement is not conditioned upon Buyer's ability to obtain a loan or any other financial contingency.

☐ This Agreement is conditioned upon the following financial contingency: ____.

9. **Warranty Deed.** At the time of closing, Seller shall convey the Property by general warranty deed, subject only to the following on the date of closing: (a) governmental zoning and other ordinances and regulations; (b) utility, sewer, drainage, and other easements and stipulations; (c) subdivision and condominium covenants, conditions, declarations, and other restrictions; and (d) rights of tenants or claims of tenants in possession under oral, or written but unrecorded, leases or other agreements. If title examination, mortgage loan inspection, boundary line survey, or other information discloses a material defect, Buyer may accept the Property with the defect or require the Seller to attempt to remedy the defect within 15 days after its discovery. If not remedied within that period, Buyer may elect to rescind this Agreement and receive a refund of the earnest money. The deed shall be made in the name(s) of STEVVA LTD ΜΟΝΟΠΡΟΣΩΠΗ ΙΚΕ- ΑΦΜ 800867003______________________.

10. **Inspection.** [*Select one.*]

☒ Buyer has inspected the Property and accepts it in its present condition.

☐ Inspection rights are as follows: ____.

11. **Default.** Should Buyer default, the earnest money shall be forfeited to Seller, and Seller may sue for additional damages, specific performance of the Agreement, or both. Should Seller default, the earnest money shall be refunded to the Buyer, and Buyer may sue for damages, specific performance of this Agreement, or both. The prevailing party in litigation shall be entitled to recover all costs of enforcement, including reasonable attorney's fees.

12. **Binding Effect of this Agreement.** This Agreement shall be for the benefit of, and be binding upon, the parties, their heirs, successors, legal representatives and assigns. It constitutes the entire agreement between the parties. No modification of this Agreement shall be binding unless signed by both Buyer and Seller.

13. **Governing Law.** This Agreement shall be interpreted in accordance with the laws of Tennessee.

14. **Cooperation.** Buyer and Seller agree to take promptly all actions reasonably necessary to carry out the responsibilities and obligations of this Agreement.

Theodore Kerasidis

Ilias Kerasidis

15. **Risk of Loss.** The risk of casualty loss or damage to the Property shall be borne by the Seller until transfer of title. If a casualty loss prior to closing exceeds 10% of the purchase price, either Seller or Buyer may elect to terminate this Agreement with a refund of earnest money to Buyer.

16. **Other Terms.** The following terms and conditions supplement or supersede other provisions of this Agreement:

____

_.

17. **Real Estate Commissions.** Neither party is represented by a real estate agent. If a real estate commission is asserted, the party whose conduct gave rise to the claim shall defend it and hold the other party harmless from any liability or expense arising from it.

18. **Effective Date.** This Agreement shall take effect on the later of the dates below.

Date: August 12, 2107_______ Ilias kerasidis
Seller

Date: August 12, 2017_______ Theodore Kerasidis
Buyer